CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
1.250% InterNotes® Due February 15, 2014	$509,000	$36.29

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.
(2)	The amount in this column has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

 Filed Under Rule 424(b)(3), Registration Statement No. 333-155631 Pricing Supplement Number 206 Dated 11/15/2010 (To: Prospectus Dated November 24, 2008 and Prospectus Supplement Dated: November 26, 2008)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FLZ7	$509,000.00	100.000%	0.825%	$504,800.75	FIXED	1.250%	SEMI-ANNUAL	02/15/2014	05/15/2011	$6.15	YES	Senior Unsecured Notes

Redemption Information: Non-Callable.

National Rural Utilities Cooperative Finance Corp
Offering Dates: November 15, 2010 through November 15, 2010 Trade Date: Monday, November 15, 2010 @12:00 PM ET Settle Date: Thursday, November 18, 2010 Minimum Denomination/Increments: $1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Banc of America Securities LLC, Incapital, LLC , Charles Schwab & Co., Inc., Comerica Securities, Edward D. Jones & Co., L.P., J.J.B. Hilliard, W.L. Lyons, Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
InterNotes® is a registered trademark of Incapital Holdings LLC. All rights reserved
National Rural Utilities Cooperative Finance Corporation InterNotes Prospectus Dated 24-Nov-08 and Prospectus Supplement Dated: 26-Nov-08